Exhibit 99.1

VIVUS REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif., July 30, 2015 - VIVUS, Inc. (Nasdaq: VVUS; the “Company”), a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea and sexual health, today provided a business update, reported its financial results for the second quarter ended June 30, 2015 and  announced a restructuring plan.

“The U.S. market for branded anti-obesity pharmacotherapeutics has developed at a substantially lower rate than expected, held in check by a number of factors,” said Seth H. Z. Fischer, CEO. “As stated previously, we have watched this trend closely while controlling our costs throughout the first half of 2015, and we have undertaken a further review of all aspects of the Company’s operations. In order to reallocate resources most efficiently in support of Qsymia and other projects, VIVUS is announcing, effective immediately, a corporate restructuring that will reduce headcount and expenses with an objective of achieving neutral or positive operating cash flows by year-end 2016. We will be reducing our Qsymia sales force to fifty territories and streamlining further our headquarters staff. We believe that this cost-saving restructuring is timely, prudent and consistent with evolving obesity market realities and the opportunity as it currently exists. Going forward, we will continue to monitor market conditions for any positive developments with physicians, payors, and patients that may indicate an increased investment is warranted.”

Mr. Fischer continued, “We are working with leading cardiovascular outcome trial experts in planning substantial revisions to the original design and execution of the FDA-required Qsymia cardiovascular outcomes trial (CVOT) known as AQCLAIM, with the goal of reducing costs while also fulfilling the requirement of further demonstrating the long-term cardiovascular safety of Qsymia. We met recently with the FDA to provide a CVOT program update. This dialog is ongoing, and we are committed to involving the FDA in reviewing alternative proposals that will satisfy the existing requirements.”

VIVUS is actively pursuing a commercial partnership for avanafil in Latin America, and the Company plans to make an announcement as soon as an alliance is secured. VIVUS is pleased with the plans being executed currently by its STENDRA® and SPEDRA™ commercialization partners to integrate the 15-minute onset of action data into their promotional campaigns.

Second Quarter 2015 Financial Results

Total revenue was $23.0 million in the current quarter, compared to $21.9 million in the second quarter of 2014. Of the total revenue, net product revenue was $14.0 million from sales of Qsymia in the current quarter, compared to $11.0 million in the second quarter of 2014. In addition, under our commercialization agreements for STENDRA® or SPEDRA™, we recognized $8.1 million in supply revenue in the current quarter, compared to $5.7 million in the second quarter of 2014. We also recognized $0.9 million in royalty revenue in the current quarter, compared to $1.1 million in the second quarter of 2014.

Approximately 152,000 Qsymia prescriptions were dispensed in the current quarter, compared to 138,000 in the second quarter of 2014.

Total cost of goods sold, excluding inventory impairment, was $9.9 million in the current quarter, compared to $7.0 million in the second quarter of 2014. The increase was due primarily to the cost of STENDRA supply in proportion to the increase in supply revenue.

Total selling, general and administrative expense was $22.2 million in the current quarter, compared to $28.3 million in the second quarter of 2014. Selling and marketing expense for the commercialization of Qsymia totaled $15.3 million in the current quarter, compared to $17.4 million in the second quarter of 2014. The total decrease was due primarily to the realignment of our sales force, refinement of our marketing and promotional programs, and continued cost cutting initiatives.

Total research and development expense was $2.6 million in the current quarter, compared to $4.1 million in the second quarter of 2014. The fluctuation was due primarily to the timing of clinical projects.

Total inventory impairment charges of $29.5 million in the current quarter consisted primarily of excess raw material inventory for Qsymia. In conjunction with our restructuring plan, approximately 60 job positions, including sales force personnel, will be eliminated and consequently, our future sales forecast for Qsymia will be reduced and will result in excess inventory. In accordance with GAAP, in addition to the inventory impairment charge recorded in the current quarter, we will incur additional charges for severance and facility closure of approximately $3.6 million in the third quarter of 2015. We expect annual savings of approximately $14.4 million in operating expenses beginning in fiscal year 2016.

Net loss, excluding inventory impairment charges of $29.5 million, was $19.8 million, or $0.19 net loss per share, in the current quarter, compared to a net loss of $25.8 million, or $0.25 net loss per share, in the second quarter of 2014.

Cash, Cash Equivalents and Available-for-Sale Securities

Cash, cash equivalents and available-for-sale securities (collectively cash) totaled $274.2 million at June 30, 2015, as compared to $299.6 million at December 31, 2014. The decrease was due primarily to cash used in operating activities and repayment of debt.

Recent Business Update

On May 14, 2015, we announced presentations of new Qsymia clinical and pharmacoeconomic analyses at the American Association of Clinical Endocrinologists 24th Annual Scientific and Clinical Congress (May 13-17, 2015; Nashville) and the International Society for Pharmacoeconomics and Outcomes Research 20th Annual International Meeting (May 16-20, 2015; Philadelphia).

We recently initiated a specialty sales force co-promotion pilot program with Kadmon Corporation intended to introduce Qsymia to liver disease specialists.  This pilot program will be evaluated at year-end 2015.

Note to Investors

As previously announced, VIVUS will hold a conference call and an audio webcast to discuss the second quarter ended June 30, 2015 financial results today, July 30, 2015, beginning at 4:30PM Eastern Time. Investors may listen to this call by dialing toll-free (877) 359-2916 in the U.S. and (224) 357-2386 from outside the U.S. A webcast replay will be available for 30 days and may be accessed at http://ir.vivus.com/.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Auxilium Pharmaceuticals, Inc. has exclusive marketing rights to STENDRA in the U.S. and Canada. In January 2015, Auxilium was purchased by Endo International, plc., or Endo.

STENDRA is available through retail and mail order pharmacies. Endo currently offers programs that help patients with out-of-pocket costs.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

VIVUS has granted an exclusive license to Sanofi to commercialize avanafil in Africa, the Middle East, Turkey, and the Commonwealth of Independent States (CIS) including Russia.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to eliminate expenses and reduce our headcount and fully realize the benefits from a corporate restructuring to achieve neutral or positive operating cash flows by year-end 2016, including the timing thereof; risks and uncertainties related to the impact of lower annual net cost savings than currently expected; risks and uncertainties related to the impact of a corporate restructuring on our business and unanticipated charges not currently contemplated that may occur as a result of a corporate restructuring; risks and uncertainties related to our ability to accurately forecast Qsymia demand and inventory requirements, including the impact of a corporate restructuring on our future sales forecast and inventory; risks and uncertainties related to our ability to work with leading cardiovascular outcome trial experts in planning substantial revisions to the original design and execution of the CVOT with the goal of reducing costs and obtaining FDA agreement that the revised CVOT would fulfill the requirement of demonstrating the long-term cardiovascular safety of Qsymia; and risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for other territories under our license with MTPC in which we do not have a commercial collaboration, including Latin America. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS's Form 10-K for the year ended December 31, 2014 as filed on February 25, 2015 and as amended by the Form 10-K/A filed on April 30, 2015, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development &	Managing Director
Investor Relations	bkorb@troutgroup.com
shinbaum@vivus.com	646-378-2923
650-934-5200

VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue:
Net product revenue	$14,013	$10,983	$26,641	$20,121
License and milestone revenue	—	4,181	11,574	23,544
Supply revenue	8,117	5,666	16,595	13,036
Royalty revenue	855	1,051	341	1,871
Total revenue	22,985	21,881	55,151	58,572

Operating expenses:
Cost of goods sold	9,870	7,015	19,766	16,548
Selling, general and administrative	22,201	28,266	48,601	56,875
Research and development	2,599	4,086	5,293	8,509
Inventory impairment and other non-recurring charges	29,522	—	29,522	2,054
Total operating expenses	64,192	39,367	103,182	83,986

Loss from operations	(41,207)	(17,486)	(48,031)	(25,414)

Interest expense and other expense, net	8,139	8,341	16,775	16,399
Loss before income taxes	(49,346)	(25,827)	(64,806)	(41,813)
Provision for (benefit from) income taxes	6	(2)	12	(438)
Net loss	$(49,352)	$(25,825)	$(64,818)	$(41,375)

Basic and diluted net loss per share	$(0.48)	$(0.25)	$(0.62)	$(0.40)
Shares used in per share computation:
Basic and diluted	103,845	103,350	103,821	103,320

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2015	2014*
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$86,366	$83,174
Available-for-sale securities	187,802	216,397
Accounts receivable, net	10,254	11,595
Inventories	9,606	34,447
Prepaid expenses and other assets	10,371	12,824
Total current assets	304,399	358,437
Property and equipment, net	1,153	1,346
Non-current assets	5,769	7,155
Total assets	$311,321	$366,938
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,993	$10,430
Accrued and other liabilities	14,450	17,037
Deferred revenue	20,626	19,445
Current portion of long-term debt	14,497	10,459
Total current liabilities	64,566	57,371
Long-term debt, net of current portion	217,650	217,324
Deferred revenue, net of current portion	7,732	8,876
Non-current accrued and other liabilities	700	849
Total liabilities	290,648	284,420
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital	828,695	825,795
Accumulated other comprehensive income (loss)	45	(28)
Accumulated deficit	(808,067)	(743,249)
Total stockholders’ equity	20,673	82,518
Total liabilities and stockholders’ equity	$311,321	$366,938

* The Condensed Consolidated Balance Sheet at December 31, 2014 has been derived from the Company’s audited financial statements at that date.